Exhibit 99.1
For More Information Contact:
Brent Giles
(573) 761-6100

Hawthorn Bancshares, Inc. Names New Chief Financial Officer

Jefferson City, MO – September 20, 2023 – Hawthorn Bancshares, Inc. (NASDAQ: HWBK) and its subsidiary Hawthorn Bank announced today that Christopher Hafner will be named Senior Vice President and Chief Financial Officer of both entities effective October 13, 2023, replacing Steve Guthrie who retired from the position on September 1, 2023.
A 34-year industry veteran, Hafner has previously held the roles of Chief Accounting Officer at CrossFirst Bank, Chief Financial Officer at each of Missouri Bank and First National Bank of Kansas, Assistant Controller at Commerce Bancshares, Inc. and also previously served in various roles in the audit practice of a public accounting firm.
“I am delighted to welcome Chris to the executive team and I'm confident he will play an important role in the future success of our company," said Hawthorn CEO Brent Giles. "Chris is a seasoned financial executive, and we look forward to seeing his contributions to our financial strategies, planning and analysis."
"I am excited to join the Hawthorn team at such an exciting time for the franchise and look forward to working with the management team to contribute to its strategic objectives," said Christopher Hafner. "I am engaged by the vision that Brent has for the Bank and look forward to using my experiences and strengths to support growth and expansion."
About Hawthorn Bancshares, Inc.
Hawthorn Bancshares, Inc. (NASDAQ: HWBK), a financial-bank holding company headquartered in Jefferson City, Missouri, is the parent company of Hawthorn Bank. With $1.9 billion in assets, Hawthorn Bank is a full-service bank offering a wide range of financial services to commercial and retail clients. It operates 20 branches and approximately 40 ATMs located in Missouri communities in and surrounding Jefferson City, Columbia, Clinton, Warsaw, Springfield and the greater Kansas City metropolitan area.
Contact:
Hawthorn Bancshares, Inc.
Brent M. Giles, Chief Executive Officer
bgiles@hawthornbank.com
573.761.6100
Source: Hawthorn Bancshares, Inc.
Statements made in this press release that suggest Hawthorn Bancshares' or management's intentions, hopes, beliefs, expectations, or predictions of the future include "forward-looking statements" within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the Company's quarterly and annual reports filed with the Securities and Exchange Commission. These forward-looking statements are made as of the date of this communication, and the Company disclaims any obligation to update any forward-looking statement or to publicly announce the results of any revisions to any of the forward-looking statements included herein, except as required by law.